EXHIBIT 99.1
RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Steven E. Brown, President, CFO
Tel: 972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences Reports Second Quarter Results

Irving, Texas, August 14, 2014 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $7.9 million for the quarter ended June 30, 2014, an 18% increase over net sales of $6.7 million in the second quarter of 2013. The Company reported a second quarter net loss of $7,000, or $0.00 per share, compared to a net loss of $147,000, or $0.07 per share, for the same quarter last year. Net sales were $13.6 million for the six months ended June 30, 2014, a 10% increase over net sales of $12.4 million in the same period last year. For the six months ended June 30, 2014 the Company reported a net loss of $385,000, or $0.17 per share, compared to a net loss of $155,000, or $0.07 per share, in the comparable period in 2013. All per share amounts have been restated to reflect the 1-for-500 reverse stock split and 50-for-1 forward stock split affected on August 9, 2013.

"The Company has focused in the last few years on expansion in Southeast Asia and promoting our lead product Stem-KineTM, a nutritional supplement that has been shown in human clinical studies to enable the body to produce more stem cells. We are pleased with the increasing sales of Stem-Kine as more and more people become aware of the benefits of autologous stem cells through reports on hundreds of clinical trials being conducted throughout the world," said RBC Life Sciences CEO, Clinton H. Howard.

Mr. Howard continued, "Sales of Nutritional Products through our network of independent Associates increased 64% during the second quarter of 2014 compared with Associate network sales in the same quarter last year. Sales of Nutritional Products to our foreign licensees increased 3% in the second quarter of this year compared to the same period in 2013. During the second quarter, we opened our fourth training and distribution center in Southeast Asia located in Jakarta, Indonesia."

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking healthy lifestyle and an opportunity to increase their long-term family income. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than 30 countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

RBC Life Sciences - Second Quarter 2014

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended June 30,
	2014	2013
Net sales	$7,885	$6,694
Gross profit	4,122	2,971
Operating income (loss)	33	(198)
Earnings (loss) before income taxes	9	(226)
Provision (benefit) for income taxes	16	(79)
Net loss	(7)	(147)

Loss per share - basic (a)	$(0.00)	$(0.07)
Loss per share - diluted (a)	$(0.00)	$(0.07)

Weighted average shares outstanding - basic (a)	2,212	2,223
Weighted average shares outstanding - diluted (a)	2,212	2,223

	Six Months Ended June 30,
	2013	2012
Net sales	$13,598	$12,386
Gross profit	7,304	5,944
Operating loss	(459)	(174)
Loss before income taxes	(509)	(232)
Benefit for income taxes	(124)	(77)
Net loss	(385)	(155)

Loss per share - basic (a)	$(0.17)	$(0.07)
Loss per share - diluted (a)	$(0.17)	$(0.07)

Weighted average shares outstanding - basic (a)	2,212	2,223
Weighted average shares outstanding - diluted (a)	2,212	2,223

(a) All share and per share amounts have been adjusted to reflect the 1-for-500 reverse stock split and 50-for-1 forward stock split affected on August 9, 2013

RBC Life Sciences - Second Quarter 2014

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$2,113	$3,746
Inventories	5,553	5,142
Other current assets	2,030	2,130
Total current assets	9,696	11,018
Other assets	7,048	6,516
Total assets	$16,744	$17,534

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,795	$2,765
Deferred revenue	2,474	3,678
Other current liabilities	221	212
Total current liabilities	6,490	6,655
Other liabilities	1,628	1,865
Shareholders' equity	8,626	9,014
Total liabilities and shareholders' equity	$16,744	$17,534